Exhibit 10.1

This professional services agreement (this “Agreement”) is effective as of the 1st day of January 2024 (the “Effective Date”), by and between SCORPIO TANKERS INC. on behalf of its existing and future wholly owned subsidiaries (each an “SPV”), listed in Exhibit B, as the same may be amended from time to time (“STNG”) with registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro Islands, MH96960 (the “Customer”) and GEOSERVE ENERGY TRANSPORT DMCC with its registered office located at 2502, Uptown Tower, Uptown, Dubai, the United Arab Emirates (the “Service Provider”). Each of the Customer and the Service Provider shall individually be referred to as a “Party” and collectively the “Parties”.

WHEREAS the Customer wishes that the Service Provider performs certain emissions management services according to the terms and conditions set out in this Agreement and Exhibit A (the “Services”) for the Customer’s vessels (the “Vessels”); and

WHEREAS, the Service Provider has the knowledge, skill, and capability to perform such services for the Customer.

NOW THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

In this Agreement, words in the singular shall include the plural and the plural shall include the singular.

1.Nature of Services: The Service Provider is hereby appointed by the Customer, and the Service Provider agrees to provide the Services. The Services shall be performed in accordance with the timeline set forth in Exhibit A or in any supplemental schedule(s) as it may be mutually agreed in writing by the Parties.

2.Compensation:

(a)In consideration for the performance of the Services in respect of each Vessel, the Customer agrees to pay the Service Provider a fixed fee as per the compensation set out in Exhibit A (the “Fixed Fee”).

(b)From time to time, the Service Provider may adjust the Fixed Fee in accordance with the U.S.CPI index (for the prior 12 months) for each subsequent year of this Agreement, with the written Agreement of the Customer. In this Agreement, the U.S. CPI is defined as the “Consumer Price Index for all urban consumers” published by the bureau of labor statistics, United States Department of Labor or its nearest equivalent as mutually agreed to by the parties if not published.

(c)The Customer agrees to pay the Fixed Fee to the Service Provider within thirty (30) days of the issuance of an invoice by the Service Provider (except payment for EUA procurement services which shall be paid within three (3) days of the invoice being submitted by the Service provider according to the terms set out in Exhibit A).

The Customer agrees to pay the Fixed fee to the Service Provider within thirty (30) days of the issuance of an invoice by the Service Provider (except payment for EUA procurement services which shall be paid within three (3) days of issuance of the Proforma invoice for pre-funding/final invoice being submitted by the Service Provider according to the terms set out in Exhibit A).

The Customer agrees to pay the Fixed Fee) to the Service Provider in the below mentioned account in United States Dollars (USD) for the Services defined under Scope 1 and Scope 3:

Holder: Geoserve Energy Transport DMCC
BIC: ABNANL2A
IBAN: NL74ABNA0861754018
Intermediary Bank: WELLS FARGO BANK N.A. NEW YORK
Swift: PNBPUS3NNYC
Financial institution name: ABN AMRO BANK NV

(d) The customer agrees to pay the Fixed Fee to the Service Provider in the below mentioned account in EUROS for the services as defined under Scope 2:

Account Name: Geoserve Energy Transport DMCC
Account Number: NL14ABNA0129108472
Bank Address: Gustav Mahlerlaan 10, Postbus 283, 1000EA, Amsterdam.
Bank BIC (Swift Code): ABNANL2A
Intermediary Bank: WELLS FARGO BANK N.A. NEW YORK
Swift: PNBPUS3NNYC

3.Term: The term of this Agreement shall be effective as of the Effective Date and shall continue unless this Agreement is otherwise extended or terminated in accordance with the terms of this Agreement.

4.Confidentiality: “Confidential Information” means any information, whether written, oral, electronic, or in any other form, concerning the Customer’s business, operations or financial condition, received by the Service Provider during the term of this Agreement, by the Customer or its Representatives, and includes (but is not limited to): (i) information relating to the Customer’s business affairs, financial dealings, operations, shareholders, reports, data, forecasts, commercial strategies, financial statements, processes, technical information, production information, client and supplier information, goodwill and reputation, know-how, proprietary rights, designs, trade secrets, market opportunities, commercial agreements, tolling agreements and the Services; (ii) analyses, studies or other documents, whether or not prepared by the Service Provider which contain or otherwise reflect such information or any part of it; and (iii) information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information.

“Representatives” of a Party means its officers, directors, employees, lenders, financing sources, legal counsels or other professional advisors, and consultants.
The Confidential Information shall be subject to the following confidentiality obligations:

(a)The Service Provider agrees that it will use its best endeavors to keep the Confidential Information confidential and ensure that it is protected with security measures and a degree of care that would apply to its own confidential information, and will not disclose, divulge, reveal, report or use, for any purpose, any Confidential information which the Service Provider has obtained during, or as a result of, the performance of the Services;
(b)Any disclosure of Confidential Information by the Service Provider shall only be permitted if authorized by the Customer;
(c)The Service Provider will use the Confidential Information for the purposes of the Services or Services’ related activities only; and
(d)If the Customer so requests in writing, the Service Provider will, to the extent reasonably practicable, return all Confidential Information supplied to the Service Provider and will destroy or permanently erase all copies of Confidential Information.

For the avoidance of doubt, (i) any information that is or becomes available to the public through no fault of the Service Provider; and (ii) any information obtained by the Service Provider from a third party which is not subject to a confidentiality obligation, shall not constitute Confidential Information.

5.Termination:

(a)Without prejudice to the other remedies or rights a Party may have, this Agreement may be terminated:
(i)at any time by either Party upon service of thirty (30) days' notice in writing to the other Party;
(ii)forthwith by the Service Provider if the Customer fails to make payment of any sums within fifteen (15) days of any fee falling due;
(iii)forthwith by the Service Provider if the Customer shall become unable to pay its debts, files for administration or otherwise suffer an insolvency event; and
(iv)forthwith by either Party if the other Party commits any material breach of any term of the Agreement and which (in the case of a breach capable of being remedied) has not been remedied, within thirty (30) days of a written request from the non-defaulting Party to the defaulting Party to remedy the same.

(b)On termination of this Agreement, the Customer shall pay the Service Provider for all Services provided up to the date of termination, and for all costs and expenses, if properly documented, reasonably and necessarily incurred by the Service Provider for the performance of the Services prior to the date of termination, or in case of a breach by the Service Provider under 5(a)(iv), prior to the date of such breach, as the same must be set out in the written request for remedy sent according to clause 5(a)(iv).

i.
(c)Any termination of the Agreement pursuant to this clause shall be without prejudice to any other rights or remedies a Party may be entitled to under the Agreement or at law and shall not affect any accrued rights or liabilities of either Party nor the coming into or continuance in force of any provision which is expressly or by implication intended to come into or continue in force on or after such termination.

6.Force Majeure:

(a)Neither Party shall be liable for any loss, damage or delay due to any of the following force majeure events and/or conditions to the extent that the Party invoking force majeure is prevented or hindered from performing any or all their obligations under this Agreement, provided they have made all reasonable efforts to avoid, minimize or prevent the effect of such events and/or conditions (each individually a “Force Majeure Event”):
(i)acts of God, epidemics, earthquakes, landslides, floods, or other extraordinary weather conditions.
(ii)any government requisition, control, intervention, or interference.
(iii)any circumstances arising out of war, threatened act of war or warlike operations, acts of terrorism, sabotage or piracy, or the consequences thereof.
(iv)riots, civil commotion, blockades, or embargoes.
(v)strikes, lockouts, or other industrial action, unless limited to the employees of the Party seeking to invoke force majeure.
(vi)fire, accident, explosion except were caused by negligence of the party seeking to invoke force majeure.
(vii)plague, other epidemics or pandemics or quarantine restrictions; and
(viii)any other similar cause beyond the reasonable control of either party.

(b)The Party affected by a Force Majeure Event shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when such Force Majeure Event is expected to cease to exist. If such circumstances continue for a continuous period of more than thirty (30) days and prevent performance of one of the Parties’ obligations under this Agreement, either Party may terminate this Agreement by giving written notice to the other Party.

7.Sanctions:

a)The Customer warrants neither it nor its Vessels nor the Vessels’ manager has breached or is in violation of any sanctions regime imposed by the U.N. and/or the U.S. and/or the E.U. and/or the U.K., including but not limited to Iran, Syria, North Korea, Venezuela, Russia, Belarus, Crimea, Donestsk, Luhansk, Zaporizhazhia and Kherson regions of Ukrain and Cuba (the “Sanctions Laws”).
b)Notwithstanding all the foregoing provisions, if the Customer or its Vessels or the Vessels’ manager becomes in breach of, or is found to have breached, any Sanctions Laws, Service provider shall have the right to terminate this Agreement with immediate effect by serving a written termination notice to the Customer.
c)The Customer shall be liable to indemnify the Service Provider against all claims, losses, damages, costs, and fines whatsoever suffered by the Service Provider resulting from any breach of warranty as per this clause 7 (a) and 7 (b).
d)Upon request at any time, either Party shall provide the other Party with information pertaining to such Party’s beneficial ownership or in relation to a particular entity, to evidence compliance with this clause 7.
e)The service provider warrants that it has not breached nor is in violation of any Sanctions Laws.
f)Notwithstanding all the foregoing provisions, if the service provider becomes in breach of, or is found to have breached, any Sanctions Laws, the Customer shall have the right to terminate this Agreement with immediate effect by serving a written termination notice to the service provider.
g)service provider shall be liable to indemnify the Customer against all claims, losses, damages, costs, and fines whatsoever suffered by the Customer, resulting from any breach of warranty as per this clause 7 (e) and 7 (f).

8.Notices:

(a)Any notice to be given under this Agreement shall be in writing and shall be sent by registered mail or courier, or e-mail, to the address or email address of the relevant Party as set out below, or such other address or email address as that Party may from time to time notify to the other Party in accordance with this clause.
(b)The relevant contact information for the Parties is as follows:

For the Customer:

Scorpio Tankers Inc.
L’Exotique, 99 Boulevard du Jardin Exotique, MC 98000 Monaco
Email: legal@scorpiogroup.net

For the Service Provider:

GEOSERVE ENERGY TRANSPORT DMCC
2502, Uptown Tower
Uptown Dubai,
Dubai, UAE
Email: contact@get-dmcc.com

(c)Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:
i.if delivered personally, on delivery;
ii.if sent by first class inland post, two (2) clear Business Days after the date of posting;
iii.if sent by airmail, ten (10) clear Business Days after the date of posting; and
iv.if sent by e-mail, subject to paragraph 8(d) below, when sent.
(d)Any notice given under this Agreement outside working hours in the country in which the physical address of the addressee of the notice (as listed in clause 8(b) above) is situated shall be deemed not to have been given until the start of the next period of working hours in such place.

9.Governing Law: This Agreement shall be governed by and construed in accordance with English law. Any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London, England, in accordance with the rules of the London Maritime Arbitrators Association (the “LMAA”) current at the time of commencement of the arbitration, which rules are deemed to be incorporated by reference into this Clause, and in accordance with and subject to the provisions of the English Arbitration Act 1996 or any statutory amendments thereto or re-enactment thereof, before a tribunal of three (3) arbitrators, one to be appointed by the Service Provider, the other by the Customer and the third arbitrator to be appointed by the two arbitrators chosen by the Parties. The decision of the tribunal shall be final. The arbitration proceedings shall be conducted in the English language.

10.Liability, Indemnity and Limitation of Liability:

(a) Without prejudice to clause 7, the Service Provider shall be under no liability whatsoever to the Customer for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, and howsoever arising in the course of performance of this Agreement unless same is proved to have resulted solely from the negligence, gross negligence or willful misconduct of the Service Provider or its employees, officers, directors, representatives agents or sub-contractors employed by them in connection the performance of this Agreement.

(b) Except to the extent therein set out that the Services Provider would be liable under clause 7, the Costumer hereby undertakes to keep the Service Provider and its employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of this Agreement, and against and in respect of all costs, losses, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Service Provider may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement. In the event of any disputes between the Parties, the liability of a Party towards the other Party shall not exceed the compensation payable to the Service Provider pursuant to this Agreement.

11.Entire Agreement: This Agreement contains the whole agreement between the Parties in respect of the provision of the Services and supersedes and replaces any prior written or oral agreements, representations, or understandings between them relating to such subject matter. The Parties confirm that they have not entered into this Agreement based on any representation that is not expressly incorporated into this Agreement.

12.No Amendments: No amendment or variation of this Agreement shall be effective unless made in writing and signed by the Parties.

13.Counterparts: This Agreement may be executed in multiple counterparts, all of which, when taken together, shall constitute one and the same agreement. Signatures of this Agreement transmitted by e-mail, pdf or by any other electronic means will be deemed valid and binding to the same extent as original signatures.

14.Assignment: This Agreement is personal to the Parties and shall not be assigned or otherwise transferred in whole or in part by either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed.

15.Relationship between the Parties: The relationship between the Customer and the Service Provider established by this Agreement is of independent transacting parties. Nothing in this Agreement shall be construed to constitute the Parties as partners, or otherwise as participants in a joint undertaking.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties on the date first set forth above.

GEOSERVE ENERGY TRANSPORT DMCC	SCORPIO TANKERS INC., for and on behalf of the SPVs
By: /s/ Sanjay Kapoor	By: /s/ Cameron Mackey
Sanjay Kapoor
Title: Manager	Title: Chief Operating Officer

EXHIBIT A — THE SERVICES

 Service Provider – Emission Management Services for Customer (STI)

Scope Exhibit 1

Scope 1	Emissions Services for EU ETS Management
Description	Management of End-to-End EU ETS Mgt including access to the Service Provider’s VPS Emission module.
Work breakdown structure
1.Collect Emissions data from the Vessel through Veslink Forms / other means.
2.Validate, correct, and ingest data in the format relevant for the Emission regulations.
3.Monitor and support the Customer team in managing EU ETS Emissions compliance as per PA / CMA.
4. Monitor and support the Customer team in managing EUA including Voy Report Generation, Calculations, Allocation and Procurement of EUA.
5.Helpdesk ticketing system where Operators can raise ticket and notify Vps-support Vps-support@get-dmcc.com.

Deliverables
1.Access credentials for operators to Service Provider’s Emission platform and direct Global engagement with Emission PIC at geoemissions@get-dmcc.com for Subscribed Vessels.
2.Provide Emission Management Services including
3.Providing the Emission Data for calculation of Emission Allowance as required.
4.Arranging the surrender of the Customer Fleet Emission Allowances (EUA) in accordance with the Emission Scheme(s) from Customer Maritime Operator Holding Account.
5.EUA Calculation assistance for Receivables (aligned for Off hire) from counterparties & Payables (if any) including Procurement with Periodical Reports generation for the Fleet.
6.Service Provider shall provide estimates of the EUA required during periods where the Customer’s Vessels are off hire.
7.Service Provider shall ensure that the Customer has accumulated the right amount of EUA into its MOHA at the end of each relevant year.

Assumption
1.Master of subscribed vessels shall send accurate Veslink forms as per Service Provider guidelines.
2.Customer will provide the Emission clauses as agreed in the Charter party.
3.EU ETS Voyage statements will be endorsed by EU Verifier ‘’ DNV ‘’
4.Customer shall provide details about any off-hire period which has been agreed with the Customer’s counterparty to the Service Provider.

Scope 2	EU ETS – EUA Procurement Services
Description	Provide ability to order and procure EU Allowances for EU ETS compliance and contractual requirements as per PA / CMA purposes via EU approved Carbon Traders.
Work breakdown structure/responsibilities
In accordance with Scorpio Customer instructions,
1.The Service Provider shall assist the Customer in issuing any Purchase Order (P.O) to procure EUA, if so requested by the Customer.
2.P.O to include the nominated EUA qty basis either Spot market or Future Date Nomination.
3.Service Provider requests Proforma for Funds against the P.O from CUSTOMER.
4.Service Provider to execute EUA P.O via EU approved Carbon Trader.
5.Service Provider will raise invoice against the respective Customer for the EUA P.O.
1)For Spot trades immediately on execution of EUA P.O.
2)For nomination trades, on the day of EUA trade execution.
6.Customer to transfer full payment equivalent as follows
1)Within 3 working days of Fund request Proforma/Final invoice from the service provider .
7.Transfer EUA from Service Provider Trading A/C to CUSTOMER Trading or MOHA A/C

Deliverables
1.Ability to order EUA procurement at Emission Platform or via email against payment in Euro /$
2.EUA P.O execution with Carbon Trader for Spot trades or basis nomination price at specific settlement day agreed in future (based on ICE Endex or alternate).
3.Transfer of EUA to Customer Trading A/C (or at nominated A/C) as follows
1)Spot trades – Within 2 days of receiving the EUA in Service Provider Trading Account.
2)Nomination Trades – One delivery date per month (consolidated), earliest occurring on 8th Business Day following relevant monthly delivery ( Eg Jan month Nomination orders will be delivered in Feb on 8th Business day ) .
4.Periodical EUA procurement Report at Vessel / Fleet level.

Assumption	1.CUSTOMER will request EUA Qty purchase order via Emission Application or via email. 2.Transfer of EUA to Customer Trading A/C or Maritime Operator Holding Account on request.

Scope 3	Emission Data Collection and correction services for IMO DCS, Annual MRV, CII (AER)
Description	The service includes Vessel Emission Data collection, correction, and monitoring for IMO DCS / AER and MRV requirements.
Work breakdown structure
1.Collect the data from vessels through forms or API with the Customer including but not limited to all Vessel Reports.
2.Ingest the data into the application.
3.Clean & Maintain data as per regulatory requirement.
4.Liaise with the Vessel for any corrections / clarifications on data.
5.Collate and store supporting documents periodically to submit it to Verifier.

Deliverables	1.Maintain clean Vessel emission Data on monthly basis with Periodical reports. 2.Submit data to verifier for Voyage level endorsement (DNV)
Assumption
1.Subscribed vessels will fill Veslink or alternate form for data ingestion in the Service Provider application.
2.‘’DNV’’ EU Verifier terms and conditions for the approval is acceptable to CUSTOMER.
3.Customer will provide Thetis Log In credentials for EU /UK MRV.
4.Customer will share SEEMP and other CII related Vessel documentation.
5.Regulatory SoC for IMO DCS / DoC for MRV and Annual CII will be executed by CUSTOMER

Costs Breakdown structure for All services.
For Scope 1 and Scope 3
•Emission Mgt Fees: USD 350 per Vessel per month
◦Emission Data Mgt Services (including Data monitoring, correction, and ETS MOHA Operations)
◦Includes EU Voyage endorsement and platform subscriptions by Verifier (DNV)
•VPS Application Subscription – 150 US $ per vessel / month (For STI - TC out Fleet only)

Scope 2	Fixed EUA Procurement commission at 1.25% flat per trade

Exhibit B – STNG SPVs

STI Acton Shipping Company Limited STI Alexis Shipping Company Limited	STI Galata Shipping Company Limited	STI Le Rocher Shipping Company Limited	STI Miracle Shipping Company Limited
STI Aqua Shipping Company Limited	STI Gallantry Shipping Company Limited	STI Leblon Shipping Company Limited	STI Modest Shipping Company Limited
STI Battersea Shipping Company Limited	STI Garnet Shipping Company Limited	STI Lily Shipping Company Limited	STI Mystery Shipping Company Limited
STI Battery Shipping Company Limited	STI Gauntlet Shipping Company Limited	STI Lobelia Shipping Company Limited	STI Mythic Shipping Company Limited
STI Beryl Shipping Company Limited	STI Gladiator Shipping Company Limited	STI Lombard Shipping Company Limited	STI Notting Hill Shipping Company Limited
STI Black Hawk Shipping Company Limited	STI Goal Shipping Company Limited	STI Lotus Shipping Company Limited	STI Onyx Shipping Company Limited
STI Bosphorus Shipping Company Limited STI Brixton Shipping Company Limited	STI Grace Shipping Company Limited	STI Madison Shipping Company Limited STI Mighty Shipping Company Limited	STI Opera Shipping Company Limited
STI Broadway Shipping Company Limited	STI Gramercy Shipping Company Limited	STI Maestro Shipping Company Limited	STI Orchard Shipping Company Limited
STI Bronx Shipping Company Limited	STI Gratitude Shipping Company Limited	STI Magic Shipping Company Limited	STI Osceola Shipping Company Limited STI Oxford Shipping Company Limited
STI Brooklyn Shipping Company Limited	STI Guard Shipping Company Limited	STI Magister Shipping Company Limited	STI Park Shipping Company Limited

STI Camden Shipping Company Limited	STI Guide Shipping Company Limited	STI Magnetic Shipping Company Limited	STI Pimlico Shipping Company Limited
STI Clapham Shipping Company Limited	STI Hackney Shipping Company Limited	STI Manhattan Shipping Company Limited	STI Pontiac Shipping Company Limited
STI Comandante Shipping Company Limited	STI Hammersmith Shipping Company Limited	STI Marshall Shipping Company Limited	STI Poplar Shipping Company Limited
STI Condotti Shipping Company Limited	STI Jardins Shipping Company Limited	STI Marvel Shipping Company Limited	STI Queens Shipping Company Limited
STI Connaught Shipping Company Limited	STI Jermyn Shipping Company Limited	STI Maverick Shipping Company Limited	STI Rambla Shipping Company Limited
STI Dama Shipping Company Limited	STI Kingsway Shipping Company Limited	STI Maximus Shipping Company Limited	STI Regina Shipping Company Limited
STI Donald C Trauscht Shipping Company Limited	STI La Boca Shipping Company Limited	STI Mayfair Shipping Company Limited	STI Rose Shipping Company Limited
STI Duchessa Shipping Company Limited	STI Larvotto Shipping Company Limited	STI Memphis Shipping Company Limited	STI Rotherhithe Shipping Company Limited
STI Elysees Shipping Company Limited	STI Lauren Shipping Company Limited	STI Meraux Shipping Company Limited	STI Ruby Shipping Company Limited
STI Esles II Shipping Company Limited STI Finchley Shipping Company Limited STI Fulham Shipping Company Limited	STI Lavender Shipping Company Limited	STI Millennia Shipping Company Limited STI Milwaukee Shipping Company Limited	STI San Antonio Shipping Company Limited STI San Telmo Shipping Company Limited STI Sanctity Shipping Company Limited

STI Selatar Shipping
Company Limited

STI Seneca Shipping
Company Limited

STI Sloane Shipping
Company Limited

STI Soho Shipping
Company Limited

STI Solace Shipping
Company Limited

STI Solidarity Shipping
Company Limited

STI Spiga Shipping
Company Limited

STI ST Charles Shipping
Company Limited

STI Stability Shipping
Company Limited

STI Steadfast Shipping
Company Limited

STI Supreme Shipping
Company Limited

STI Symphony Shipping
Company Limited

STI Texas City Shipping
Company Limited

STI Topaz Shipping
Company Limited

STI Tribeca Shipping
Company Limited

STI Venere Shipping
Company Limited

STI Veneto Shipping
Company Limited

STI Virtus Shipping
Company Limited

STI Wembley Shipping
Company Limited

STI Westminster Shipping
Company Limited

STI Winnie Shipping
Company Limited

STI Yorkville Shipping
Company Limited

GEOSERVE ENERGY TRANSPORT DMCC	SCORPIO TANKERS INC., for and on behalf of all the SPVs
By: /s/ Sanjay Kapoor	By: /s/ Cameron Mackey
Sanjay Kapoor
Title: Manager	Title: Chief Operating Officer